Exhibit 10.8

Galaxy Digital Holdings Ltd.

Long Term Incentive Plan DSU Award Agreement

This Long Term Incentive Plan DSU Award Agreement (the “Agreement”) confirms the award by Galaxy Digital Holdings Ltd. to the Eligible Director of such number of Deferred Share Units as set out in this Agreement, in accordance with this Agreement and pursuant to the Galaxy Digital Holdings Ltd. Long Term Incentive Plan, as such may be amended from time to time in accordance with its terms (the “Plan,” or “LTIP”). All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Plan.

Participant:

Global ID:

Award Type:

Plan Name:

Award Date:

Award Expiration Date:

Total Granted:

Award Price:

Vesting Schedule

Shares/Options Awarded	Vest Date

Subject to the terms of the Plan, and except as otherwise provided in the Plan or, if applicable, in the Participant’s written consulting or service agreement with the Corporation or an Affiliate, in order to Vest in all or any portion of the DSUs, the Participant’s Termination Date (as defined in Section 19 of the Plan) must not occur prior to the applicable Vesting Date.

Participant Acknowledgement

The Participant acknowledges that:

1.	The Participant (i) has received and reviewed a copy of the Plan, (ii) agrees to be subject to, and bound by, the terms of the Plan (including, without limitation, Section 20 and Section 22 (regarding election of an Entitlement Date(s), if applicable)) and (iii) agrees that the Participant’s abovementioned participation is voluntary and has not been induced by expectation of engagement, appointment, Employment, continued engagement or appointment, or continued Employment, as the case may be.

2.	The Board shall have the authority in its sole and absolute discretion to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, subject to and not inconsistent with the express provisions of this Plan. Subject to the Plan, any Grant made pursuant to the Plan may be amended, modified or terminated by the Board; provided, that no amendment to the Plan or Grants made pursuant to the Plan may be made without the consent of a Participant if it adversely alters or impairs the rights of the Participant in respect of any Grant previously granted to such Participant under the Plan, except that Participant consent shall not be required where the amendment is required for purposes of compliance with Applicable Law. The Board may, in its discretion, subject to Applicable Law, and the terms of the Plan, delegate its powers, rights and duties under the Plan.

3.	Any Award Price and/or the Aggregate Grant Value set forth in this Agreement are for informational purposes only, and are not a promise or guaranty of any current or future value with respect to the Grant or the Deferred Share Units.

4.	The terms and provisions of Participants’ Grant Agreements (including, without limitation, DSU Award Agreements) need not be identical.

5.	The DSUs have been granted to the Participant under the Plan and are subject to all of the terms and conditions of the Plan to the same effect as if all of such terms and conditions were set forth in this Agreement, except as expressly modified by this Agreement in accordance with the Plan; provided, that any Award Expiration Date set forth in this Agreement shall not apply to the Deferred Share Units granted under this Agreement.

6.	The Participant agrees that in accordance with the provisions of the Plan, the Corporation or an Affiliate will be able to comply with the applicable obligations under any federal, provincial, state or local law relating to the withholding of tax or other required deductions, and the Corporation or an Affiliate shall withhold or cause to be withheld from any amount payable to a Participant, either under this Plan, or otherwise, such amount as may be necessary to permit the Corporation or an Affiliate to so comply. The Corporation and any Affiliate may also satisfy any liability for any such withholding obligations, on such terms and conditions as the Corporation may determine in its sole discretion, by (a) selling on such Participant’s behalf, or requiring such Participant to sell, any Shares, and retaining any amount payable which would otherwise be provided or paid to such Participant in connection with any such sale, or (b) requiring, as a condition to the delivery of Shares hereunder, that such Participant make such arrangements as the Corporation may require so that the Corporation and its Affiliates can satisfy such withholding obligations, including requiring such Participant to remit an amount to the Corporation or an Affiliate in advance, or reimburse the Corporation or any Affiliate for, any such withholding obligations. Notwithstanding the foregoing, the Board may provide for other methods of withholding in any Grant Agreement (including, without limitation, any DSU Award Agreement) or as otherwise determined by the Board.

7.	The Plan and this Agreement are intended to comply with Section 409A of the Code, and they will be construed and administered in a manner consistent with avoiding taxes and penalties under Section 409A of the Code. Notwithstanding the foregoing, neither the Corporation, nor the Board nor any person connected with the Plan make any representation, commitment or guaranty of the tax treatment of the DSUs, and Participant remains solely liable for all taxes, penalties and interest that may arise in connection with the DSUs.

8.	The Participant consents to the holding and processing of personal data provided by the Participant to the Corporation or to any third party service provider for all purposes relating to the operation of the Plan, including (i) administering and maintaining records of the Participant; (ii) providing information to the Corporation, its agents, and any third party administrators of the Plan; and (iii) transferring information about the Participant to a country or territory outside his or her home country that may not provide the same statutory protection for the information as the Participant’s home country.

9.	The DSUs do not carry any voting rights.

10.	The adoption of the Plan and any reservation of Shares or cash amounts by the Corporation to discharge its obligations thereunder or hereunder shall not be deemed to create a trust or other funded arrangement. Except upon the issuance of any Shares pursuant to a Grant, any rights of a Participant under the Plan shall be those of a general unsecured creditor of the Corporation, and neither a Participant nor the Participant’s permitted transferees or estate shall have any other interest in any assets of the Corporation or any Affiliate by virtue of the Plan.

11.	(i) Until such time as determined otherwise by Corporation, any DSU issued pursuant to this Grant may, at the election of the Corporation, be settled in cash rather than Shares if, at the time of settlement, the Participant is neither a “knowledgeable employee” within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules, regulations and interpretations of the U.S. Securities and Exchange Commission (the “SEC”) thereunder (the “Investment Company Act”), or a “qualified purchaser” within the meaning of the Investment Company Act, and (ii) the Corporation, in its sole discretion, may issue any such Shares subject to restrictions on transferability if the Corporation determines, in its sole discretion, that the absence of such restrictions could result in the Corporation being an unregistered “investment company” that would be required to register with the SEC under the Investment Company Act.

12.	The Participant agrees that, without prior written approval of the Toronto Stock Exchange and compliance with all applicable securities legislation, the securities represented by this Agreement and the securities issuable upon the settlement hereof, if settled prior to the four (4) month anniversary of the Grant Date, may not be sold, transferred, hypothecated or otherwise traded on or through the facilities of the Toronto Stock Exchange or otherwise in Canada or to or for the benefit of a Canadian resident until such four (4) month anniversary of the Grant Date.

This Agreement shall be binding upon and enure to the benefit of the Corporation, its successors and assigns and the Participant and any other person who acquires the Participant’s rights in respect of the DSUs granted hereunder pursuant to Applicable Laws and the terms of the Plan

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